200 West Cypress Creek Road, Suite 400	Exhibit 99.1

Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION COMPLETES
$40 MILLION RECAPITALIZATION

Ft. Lauderdale, FL, July 7, 2009 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) today announced that it has completed a comprehensive and highly beneficial $40 million recapitalization program that restructured all of its debt and equity, providing substantial short term and long term financial benefits to the Company.  Management currently estimates that the recapitalization has reduced its short term debt by $9.5 million, the total debt on its balance sheet by $4.4 million and the annual servicing expense for interest and dividends by over $1 million, while increasing shareholders’ equity by at least $4 million.

On June 29, 2009, the Company entered into various agreements with dozens of the Company’s existing debt and equity investors that extinguished all of its existing non-bank debt and outstanding preferred stock, including: (a) the $8.859 million in outstanding August 2007 11½% Senior Secured Convertible Promissory Notes (the “Secured Notes”); (b) the $725,000 in outstanding September 2008 12% Unsecured Convertible Promissory Notes (“Existing Unsecured Notes”); (c) the $2.263 million in 12% Cumulative Dividend Convertible Series A Preferred Stock (“Series A Preferred”); (d) the $1.787 million in 12% Cumulative Dividend Convertible Series B Preferred Stock (“Series B Preferred”); (e) the $149,000 in 12% Cumulative Dividend Convertible Series C Preferred Stock (“Series C Preferred”) and (f) $617,000 in accrued but unpaid interest and dividends on the Secured Notes, the Existing Unsecured Notes and the Series A, Series B and Series C Preferred Stock.

On the same date, the Company and its principal lender, Wachovia Bank, agreed to convert the Company’s existing $25 million revolving line of credit into a new, significantly more favorable, $25 million loan facility, comprised of a three year $20 million revolver coupled with a new $5 million 5.5% 60 month, fully amortized term loan.  The proceeds of the term loan were then applied to pay down $4.867 million of the Secured Notes and $125,000 of the Unsecured Notes.  The Eighteenth Amendment to the Loan and Security Agreement between the Company and its principal lender also extended the renewal date of the revolving line of credit to July 1, 2012, added the Company’s vehicles and field operating equipment as additional collateral for the bank, and modified several covenants in the loan agreement in a manner favorable to the Company.  The Bank’s extension of the term loan and the other beneficial terms of the Eighteenth Amendment were the foundation upon which the Company was able to build the various transactions comprising the recapitalization.

To complete the extinguishment of its existing debt and senior equity securities, the Company’s agreements with the current holders of its debt and preferred equity securities provided for the exchange of their 11.5% and 12% high yield securities for lower yield 5.5% debt or equity securities or shares of Common Stock.  As a result, the Company issued (i) 3,228 shares of a new 5.5% Cumulative Dividend Series D Preferred Stock (“Series D Preferred”) at $400 per share, or $0.40 per common share equivalent, for $1.291 million, (ii) 19,251,119 shares of Common Stock for $0.38 per share, or $7.315 million, and (iii) a 5 year $0.8 million 5.5% Unsecured Note (the “New Unsecured Note”); and paid an additional $43,934 in cash, which eliminated all of its outstanding Series A Preferred, Series B Preferred, Series C Preferred, Existing Unsecured Notes and Secured Notes.

The $400 original purchase price of the new Series D Preferred is convertible by the holder into 1,000 shares of Common Stock based on a conversion price of $0.40 per share of Common Stock and ranks senior to the Common Stock and on a parity with any future series of preferred stock as to payment of dividends and distribution of assets.  Holders of Series D Preferred Stock are entitled to one vote per share at meetings of stockholders, voting together with the Common Stock as a single class.  The 5.5% cumulative annual dividend on the $400 original purchase price of the Series D Preferred Stock will be paid when, as and if declared by the Board of Directors, in cash or such other form of compensation as permitted by the Certificate of Designation for the Series D Preferred, subject to the terms of the Loan Agreement, including potential deferral thereunder.

The only non-bank debt owed by the Company after the Recapitalization is the New Unsecured Note, a five year, 5.5% interest only subordinated promissory note for $800,000 issued to an existing institutional investor in exchange for $800,000 of its $1 million Secured Note.  The institutional investor exchanged the $200,000 balance of the Secured Note for shares of Common Stock at $0.38 per share.  The New Unsecured Note is expressly subordinated to all debts owed to the Bank pursuant to a debt subordination agreement.  If permitted under the Subordination Agreement, the Company may pre-pay the New Unsecured Note, in whole or in part, without prepayment penalty or premium.  Twenty-five percent (25%) of the original principal amount of the New Unsecured Note, or $200,000, may be converted into shares of the Company’s Common Stock at $0.50 per share.

Philadelphia Brokerage Corporation acted as the Company’s placement agent for the recapitalization.

Richard Gathright, Chairman, Chief Executive Officer and President, commented, “This recapitalization is a tremendous achievement for our Company.  At a time when other companies, including some of our competitors, are struggling to maintain their existing bank and non-bank financing on any terms, we were able to negotiate much more favorable terms with our principal lender and leverage those gains into the elimination of millions of dollars of high yield debt and preferred stock.  The numbers, though they are only estimates at this point while transaction costs and accounting adjustments are still being finalized, speak for themselves.  Our short term debt, including principal, accrued but unpaid interest and accrued but undeclared preferred stock dividends, has gone down by $9.5 million.  With the elimination of our high yield preferred stock, our total burden from short term debt and preferred stock has been reduced by $12.4 million.  After the recapitalization, the total debt on our balance sheet has dropped by $4.4 million, and again, when considering the reduction in outstanding Preferred Stock, our interest and dividend bearing securities have gone down a total of $7.3 million.  The effect of drastically lowering the total amount, and the yield, of both our debt and preferred stock will result in cash savings of over $1 million per year.  Another key financial improvement is that our debt to equity ratio has fallen from approximately 7 times to 2 times.  More importantly, we estimate that this recapitalization will increase our shareholders’ equity by at least $4 million, and probably more.”

Gathright continued, “While we will not have audited financial results for our June 30 year end until we file our Form 10-K in September, as previously reported, our financial performance for the first nine months of the fiscal year demonstrated a tremendous turnaround from the same period a year ago.  As of the end of the third quarter, we had improved our bottom line by $6.0 million, reducing our net loss of $6.4 million in the first nine months of fiscal 2008 to only $391,000 in fiscal 2009. Similarly, our EBITDA improved by $3.6 million for the same period, going from $86,000 a year ago to $3.7 million this year. We expect to report that this improvement has continued into our fourth quarter.  As a result of the recapitalization, we are anticipating further improvement of our balance sheet, our overall financial condition and our results of operation in fiscal 2010.  Our new $5 million term loan interest rate is at a LIBOR floor of 0.75% plus 3.75%, or 4.5%, compared to the 11.5% and 12% that we were paying on the former Secured and Unsecured debt.  Similarly, our new $800,000 unsecured note and our new Series D Preferred Stock series D all have a yield of 5.5%, respectively, compared to the 12% cumulative dividend on the extinguished Series A, B and C Preferred Stock.   All interest on the unsecured notes and dividends for the preferred stock series D is deferred for the first 13 months.  The improved terms in our bank line of credit include lowering our current rate from 4.0% to 3.75%, as it is now based on a LIBOR floor of 0.75% plus 3.00% compared to our former rate of prime of 3.25% plus 0.75%. The line of credit financial covenants have also been changed favorably, lowering our fixed charge coverage ratio to 1.10 to 1.0 from 1.3 to 1.0 and our daily excess availability from $750,000 to $250,000.  We believe that the drastic reduction in our debt and dividend bearing preferred stock from the recapitalization has correspondingly improved our enterprise value and the value of our Common Stock, even after considering the increase in outstanding Common Stock in the recapitalization to 35.8 million shares and 42 million shares on a fully diluted basis.”

Gathright further stated, “We attribute our success with the recapitalization in these challenging economic times to the hard work of our dedicated employees, who have worked tirelessly to continue to improve our operations and performance even as we brought this complex transaction to completion.  We also credit the farsightedness of our bank and of the existing investors in our debt and preferred equity securities, both of which recognized our company’s solid operation and market potential as evidenced by steady improvements in our financial performance.  We are especially grateful for their cognizance of the consistency of these improvements since the completion of our systems implementation last year, notwithstanding the backdrop of historical highs in petroleum prices followed by the crash of the global economy.  While the economy has not demonstrated any real signs of improvement and our customer base continues to suffer the consequences of the economic malaise that accelerated in the second half of 2008 and into 2009, we are delivering a service that is seeing an increased demand from new customers.  With our improved performance in the current economy, we are poised for accelerated profitability and growth on our operating efficiency when the economy strengthens.”

Gathright concluded, “Following this successful restructuring, which reduced the Company’s debt holders from 40 to 2 and in which all 37 entities that held our preferred stock series A, B and C converted to common stock, SMF Energy emerges with a new, improved balance sheet, cash flow strength and operating flexibility never before enjoyed by the Company and a profile that should be exciting for our investors and appreciated by our vendors and customers.”

CONFERENCE CALL
Management will host a conference call on Thursday, July 9, at 4:15 P.M. Eastern Time (“ET”) to discuss the SMF 2009 Recapitalization Program.  Interested parties can listen to the call live on the Internet through the Company’s web site at www.mobilefueling.com or by dialing 800-299-7089 (domestic) or 617-801-9714 (international), using Pass Code 69514848.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the web site at least 15 minutes prior to the call to download and install any necessary audio software.  The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.  A telephone replay of the conference call will be available from July 9, 2009, at 7:15 P.M. ET until midnight ET on July 16, 2009, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 67428569.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT  SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunications and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2009, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2008.